Amendment Agreement to the Medium to Long-Term
Credit Facility Agreement (First Amendment)

(English Translation)

Parties:

Mega International Commercial Bank Co., Ltd. (hereinafter “Party A” and including its designed person)

Gogoro Network (Cayman), Taiwan Branch (hereinafter “Party B” and including its legal representative, heir or successor)

Whereas, in order to meet the funding requirements of electric vehicle battery purchase, Party B has sought credit facility in an amount of US$200 million in equivalent New Taiwan Dollars (hereinafter this “Credit Facility”) and entered into a Medium to Long-Term Credit Facility Agreement with Party A, and the guarantor, Gogoro Inc. and Hok-Sum Horace Luke (Ref. no. 201-02-109312) (hereinafter the “Original Agreement”, and including its subsequent amendment or letter exchange, if any). To release Hok-Sum Horace Luke from acting as the guarantor and amend certain provisions, Party B hereby invites the successive guarantor, Gogoro Inc., to enter into this Amendment Agreement to the Medium to Long-Term Credit Facility Agreement with Party A (hereinafter this “Amendment Agreement”), for which all parties agree as follows:

I.The guarantors to the Original Agreement, Gogoro Inc. and Hok-Sum Horace Luke, shall be amended to Gogoro Inc. only (hereinafter “Party C”).

II.Article 1 (II) (Credit Facility Amount) to the Original Agreement shall be amended as follows:

The original facility amount shall be US$200,000,000 in equivalent New Taiwan Dollars, on non-revolving basis. As of the date of requesting for change of terms of this Credit Facility, the outstanding principal is NT$3,975,000,000 (removing “Total drawdown under this Agreement and under the Gogoro Inc. Medium and Long-Term credit Facility Agreement 201-02-109311 shall not exceed US$200,000,000 or the equivalent in other currencies.”)

III.Article 1 (V) (Credit Period) to the Original Agreement shall be amended as follows:

4 years and 10 months from the initial drawdown date (2021/2/20~2025/12/20)

IV.Article 1 (VII) (Repayment Deadline and Manner) to the Original Agreement shall be amended as follows:

The principal shall be amortized and repaid over 13 installments, with the expiry of 1 year and 10 months from the initial drawdown date (2022/12/20) as the first installment and the each subsequent installment being 3 months. NT$575,000,000 shall be repaid upon the expiry of the 1st installment; NT$200,000,000 shall be repaid per installment from the 2nd to 7th installments; NT$300,000,000 shall be repaid per installment from the 8th to 12th installments and the remaining NT$700,000,000 shall be repaid upon the expiry of 13th installment.

V.Article 1 (VIII) (Interest Accrual and Payment) to the Original Agreement shall be amended as follows:

1. 3-month Taipei Interbank Offered Rate (TAIBOR) plus 1.6%, with taxes borne by Party B, provided that the rate shall not be lower than 1.85% before tax. Interest is payable on a monthly basis and interest rate is adjusted once every 3 months.

2.ESG Interest Rate Adjustment Mechanism –

(1)It shall be calculated by reference to the accumulated carbon emission reduction per annum (hereinafter “Carbon Saved”), contributed by the battery lease and the relevant energy technology service offered by Party B for the electric scooters within the Republic of China. If the Carbon Saved reaches 120,000 tons or more compared to those of the previous year, then the interest rate margin of the Credit Facility may be lowered by 0.01%, provided that the interest rate shall not be lower than 1.85% after the application of ESG interest rate adjustment mechanism.

(2)The foregoing Carbon Saved may be referred to the contents in the CPA-audited annual financial report of Party B, or a report issued by an independent third-party agency, and will apply from the next interest rate period following the submission of the annual financial report or report of independent third-party agency. If Party B’s 2021 annual financial report or report of independent third-party agency shows that Party B’s Carbon Saved in the year of 2021 reaches the foregoing benchmark, it may request for applying the same starting from the next interest rate period following the execution of this Amendment Agreement.

VI.Article 1 (X) (Other Individually Negotiated Terms) to the Original Agreement shall be amended as follows:

1.Financial Covenants:

(1)During the period of existence of this Credit Facility, Party C Gogoro Inc. must maintain the following financial ratios and requirements (subject to review from 2023/5/31):

A.Liquidity ratio [liquid asset / liquid debt]: ≥ 100%;
B.Debt ratio [(total debt – leasing debt) / shareholder equity]: Applicable in accordance with Party C’s earnings before tax margin; if the earnings before tax margin are < 0%, the debt ratio shall be ≤ 400%; if the earnings before tax margin are ≥ 0%, the debt ratio shall be ≤ 450%.

(2)The forgoing financial ratios shall be reviewed every half a year starting from the date of 2022 consolidated financial report, and shall be based on the Party C’s annual consolidated financial report audited by an accountant acceptable to the Party A or the second-quarter consolidated financial report as published and filed with the US Securities and Exchange Commission ((hereinafter “SEC”) in conjunction with Form 6-K. Party C shall also submit a declaration letter of no financial covenant violation to Party A.

(3)If Party C breaches any financial ratio or requirement above, Party C shall make rectification (calculated based on the Party C’s audited consolidated financial report or the the second-quarter consolidated financial report as published and filed with the SEC in conjunction with Form 6-K.) before the following review date. Failure to make rectification before the rectification deadline shall not be deemed a breach. However, starting from the day following the rectification deadline (i.e., October 1 or next June 1 after the relevant reviewing period) until the date of rectification, a monthly compensation shall be charged at 0.15% per annum on the balance of outstanding principle under this Credit Facility and paid at the interest payment date. In case of two consecutive failures to meet the above financial ratios or requirements, such failure shall still not be deemed a violation of covenants. However, Party C shall submit specific financial improvement measures (including but not limited to capital increase in cash) to Party A.

2.During the period of existence of this Credit Facility, Party B shall purchase full-amount insurance (including but not limited to theft insurance, fire insurance, product liability insurance, etc.) with standards consistent with the industry for electric vehicle batteries, battery swapping facilities and their ancillary facilities that are acceptable to Party A (if the terms and items proposed by Chung Kuo Insurance Company Ltd. meet Party B’s requirements and if the fee charge manners and amounts are the same as other insurers, insurance shall be purchased from Chung Kuo Insurance Company Ltd. in priority), at Party B’s cost.

7.Party B covenants that the aggregate average deposit balance maintained by Party B and Gogoro Inc. with Party A’s financial holding branch shall reach 20% of the outstanding principal amount of this Credit Facility. Failure to meet this requirement, a commitment fee shall be charged at 0.1% on the balance of outstanding principal. This requirement shall be reviewed on a quarterly basis.

VII.This Amendment Agreement shall constitute part of the Original Agreement with the same effect.

VIII.Any failure to claim for or exercise any right in any provision in the Original Agreement or this Amendment Agreement shall neither be deemed a waiver nor affect the effectiveness of the Original Agreement and this Amendment Agreement.

IX.Unless otherwise provided in this Amendment Agreement, the Parties agree to comply with the remaining provisions in the Original Agreement.

X.The parties agree to make the same covenants, representations and warranties as prescribed in the Original Agreement.

XI.This Agreement shall be produced in four duplicates, with one original kept by Party A, Party B, Party B’s parent and Party C.

(The remaining of this page is left blank)

Signed by:

Party A: Mega International Commercial Bank Co., Ltd.
/s/ Chang, Chao-Shun
Legal Representative: Chang, Chao-Shun
Authorized Representative: Financial Holding Branch Manager, Yeh, Yong-Cheng
Address: No. 123, Section 2, Zhongxiao East Road, Zhongzheng District, Taipei City

Party B: Gogoro Network (Cayman), Taiwan Branch
/s/ Pan, Jiing-Luen
Legal Representative: Pan, Jiing-Luen
Address: No. 33, Dinghu Road, Dahua Village, Guishan District, Taoyuan City
Profit-Seeking Enterprise Tax No.: 54387162

Party B’s Parent: Gogoro Network (Cayman)
/s/ Hok-Sum Horace Luke
Legal Representative: Director Hok-Sum Horace Luke
Address: 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands

Party C:
Guarantor: Gogoro Inc.
/s/ Hok-Sum Horace Luke
Legal Representative: Director Hok-Sum Horace Luke
Address: 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands

Date: December 14, 2022